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                                                                    EXHIBIT 99.1

                            [PACIFICARE LETTERHEAD]


NEWS RELEASE
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                             Contacts:      David K. Erickson    Ben Singer
                                            Investor Relations   Media Relations
                                            (714) 825-5491       (714) 825-5120

                            PACIFICARE HEALTH SYSTEMS

                         ADOPTS STOCKHOLDER RIGHTS PLAN

SANTA ANA, CALIF., NOVEMBER 17, 1999--PacifiCare Health Systems, Inc. (Nasdaq:
PHSY) today announced that its Board of Directors has approved the adoption of a Stockholder Rights Plan under which stockholders of record as of November 19, 1999 will receive rights to purchase shares of a new series of Preferred Stock.

        The Rights Plan is designed to enable all PacifiCare stockholders to realize the full value of their investment and to provide for fair and equal treatment of all stockholders in the event that an unsolicited attempt is made to acquire PacifiCare. The Company noted that this type of plan is not unusual to publicly-held companies and is intended as a means to guard against abusive takeover tactics. The Company further stated that the adoption of the Rights Plan is not in response to any particular proposal.

        The rights will be distributed as a non-taxable dividend and will expire in 10 years from the record date. The rights will be exercisable only if a person or group acquires, or announces a tender offer for, 15 percent or more of PacifiCare's Common Stock. If a person or group acquires 15 percent or more of PacifiCare's Common Stock, all rightsholders except the buyer will be entitled, upon exercise of the rights, to purchase either PacifiCare Preferred Stock or



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PacifiCare Health Systems, Inc. -- Page 2


Common Stock at a discount.


        The rights will trade with PacifiCare's Common Stock, unless certain future events occur, such as the announcement that a person or group has acquired 15 percent of the Company's outstanding stock. PacifiCare's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time a person or group acquires more than 15 percent of PacifiCare's Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

        PacifiCare Health Systems is one of the nation's leading managed health care services companies. Primary operations include managed care products for Medicare beneficiaries and employer groups in nine states and Guam serving approximately 3.7 million members. Other specialty products and operations include behavioral health services, life and health insurance, dental and vision services, pharmacy benefit management and Medicare+Choice management services. More information on PacifiCare Health Systems can be obtained at www.pacificare.com.

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CAUTIONARY STATEMENT:
The statements contained in this release that are not historical facts are forward-looking statements, including those relating to the potential benefits of the rights plan and our intentions and expectations regarding the rights plan. Important factors that could cause results to differ materially from management's expectations include the risk that the adoption of the rights plan could affect the stock price. Additional information on factors that could potentially affect our financial and other results may be found in our documents filed with the Securities and Exchange Commission.